UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 12, 2015

Date of Report (Date of earliest event reported)

Zynga Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35375	42-1733483
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

699 Eighth Street

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(855) 449-9642

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On February 12, 2015, Zynga Inc. (the “Company”) announced that it expects to terminate approximately 71 employees, or approximately 4% of the Company’s total work force, in connection with the closure of its office in Beijing, China. The office is being closed as its recent launches of FarmVillage – along with ongoing product localization initiatives – are not meeting expectations and as part of an overall plan to reduce the Company’s long term cost structure. The Company expects the terminations and office closure to be substantially completed by June 30, 2015.

The Company expects that the total pre-tax restructuring charges will be approximately $3.1 million, consisting of approximately $2.5 million in one-time cash severance and other employee-related costs, and approximately $0.6 million in lease and contract termination costs. The Company expects to recognize substantially all of the pre-tax restructuring charges during the first quarter of 2015. The numbers set forth above are good faith estimates made as of the date of this filing and may change as a result of a number of factors, including the timing of the terminations and office closure.

This Form 8-K includes statements that may constitute “forward-looking statements,” including estimates of employee headcount reductions and office closures that may be implemented, savings that may be realized, future charges that may be incurred, and cash expenditures that may be made by the Company in connection with the restructuring plan described above. These forward-looking statements generally are identified by words such as “estimate,” “plan” and “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of the Company and its subsidiaries to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the Company’s ability to implement the restructuring in various jurisdictions; possible changes in the size and components of the expected costs and charges associated with the restructuring; risks associated with the Company’s ability to achieve the benefits of the restructuring; and the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the filing of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynga Inc.

Date: February 12, 2015	By:	/s/ David Lee
David Lee
Chief Financial Officer and
Chief Accounting Officer